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                                                       EXHIBIT 12
                                                       ----------

                OVERSEAS SHIPHOLDING GROUP, INC.
               RATIO OF EARNINGS TO FIXED CHARGES
              For the year ended December 31, 1996
                         (In thousands)
          Presented in connection with Amendment No. 1
filed on November 9, 1993 to Registration Statement No. 33-50441




Income before federal income taxes                 $  3,387

Adjustments of income related to
  companies owned less than 100%                      5,473

Interest expense                                     69,458

Proportionate share of interest of
  50% - owned companies                              19,405

Interest component of an operating
  lease                                               1,901

Amortization of capitalized interest                  3,355
                                                   --------

  Earnings                                         $102,979
                                                   ========


Interest expense                                    $69,458

Proportionate share of fixed charges
  of 50% - owned companies                           23,751

Capitalized interest                                  9,378

Interest component of an operating
  lease                                               1,901
                                                   --------

  Fixed charges                                    $104,488
                                                   ========


Deficiency of earnings available to
  cover fixed charges                              $( 1,509)
                                                   ========


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